Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362

NEWSRELEASE

TELEDYNE TECHNOLOGIES REPORTS
THIRD QUARTER RESULTS

THOUSAND OAKS, Calif. – October 23, 2014 – Teledyne Technologies Incorporated (NYSE:TDY)

•	Record quarterly sales of $601.1 million increased 5.2% compared to last year

•	Record third quarter earnings per share of $1.47 increased 19.5% compared to last year

•	Announced agreement to acquire Bolt Technology Corporation

•	Announced $101.6 million accelerated share repurchase and pricing of $125.0 million senior unsecured notes with an average fixed rate under 3.0%

•	Raising full year 2014 GAAP earnings outlook to $5.49 to $5.53, an increase from the prior outlook of $5.31 to $5.35

Teledyne today reported third quarter 2014 sales of $601.1 million, compared with sales of $571.6 million for the third quarter of 2013, an increase of 5.2%. Net income attributable to Teledyne was $55.6 million ($1.47 per diluted share) for the third quarter of 2014, compared with $46.8 million ($1.23 per diluted share) for the third quarter of 2013, an increase of 18.8%. The third quarter of 2014 includes pretax charges of $2.3 million related to asset write downs and legal matters, offset by net discrete tax benefits of $6.1 million.  Third quarter 2013 includes pretax charges of $14.3 million primarily related to severance and facility consolidations, offset by net discrete tax benefits of $11.6 million.

“Quarterly sales were an all-time record, largely resulting from reasonable organic growth of 3.4% in the quarter,” said Robert Mehrabian, Chairman, President and Chief Executive Officer. “Our sales and earnings were driven by continued growth within our instrumentation and other commercial industrial businesses.  In the third quarter, we were also pleased to have modest growth in our U.S. government business.  Operating margin increased considerably from last year and was nearly a record.  Given our strong cash flow, we were able to repurchase shares and maintain a healthy balance sheet. Finally, the pending acquisition of Bolt will broaden our rich portfolio of marine instrumentation, adding a number of highly complementary products.”

Review of Operations (Comparisons are with the third quarter of 2013, unless noted otherwise.)

Instrumentation
The Instrumentation segment’s third quarter 2014 sales were $280.4 million, compared with $256.6 million, an increase of 9.3%. Third quarter 2014 operating profit was $46.9 million, compared with $39.9 million, an increase of 17.5%.

The third quarter 2014 sales increase resulted from higher sales in the marine instrumentation and environmental instrumentation product lines, partially offset by $1.0 million in lower sales of electronic test and measurement instrumentation. The higher sales of $15.8 million for marine instrumentation primarily reflected increased sales of interconnect systems used in offshore energy production, and also included $4.3 million in sales from recent acquisitions. Sales for environmental instrumentation increased $9.0 million and included $5.9 million in sales from recent acquisitions. The increase in operating profit reflected the impact of higher sales, as well as aggregate margin improvement from businesses acquired within the last two years. The third quarter of 2013 included $1.0 million in severance and facility consolidation expenses.

Digital Imaging
The Digital Imaging segment’s third quarter 2014 sales were $95.6 million, compared with $105.2 million, a decrease of 9.1%. Operating profit was $7.9 million for the third quarter of 2014, compared with $11.5 million, a decrease of 31.3%.

Third quarter 2014 sales primarily reflected lower sales of infrared imaging sensors for government applications. Operating profit in 2014 reflected the impact of lower sales, lower margins for infrared imaging sensors and LIDAR systems and $0.7 million in asset write downs. The third quarter of 2013 included $1.9 million in severance and facility consolidation expenses.

Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s third quarter 2014 sales were $151.8 million, compared with $143.1 million, an increase of 6.1%. Operating profit was $21.6 million for the third quarter of 2014, compared with $9.3 million, an increase of 132.3%.

The third quarter 2014 sales increase reflected higher sales of $4.6 million from avionics products and electronic relays, $2.7 million from microwave and interconnect systems and higher sales of $1.4 million from electronic manufacturing services products. Operating profit in the third quarter of 2014 reflected the impact of higher sales. The third quarter 2014 operating profit also reflected pension income of $0.2 million compared with $2.1 million of pension expense, and the third quarter of 2013 included $3.4 million in severance and facility consolidation expenses and a $5.3 million charge for estimated environmental liabilities.

Engineered Systems
The Engineered Systems segment’s third quarter 2014 sales were $73.3 million compared with $66.7 million, an increase of 9.9%. Operating profit was $8.5 million for the third quarter of 2014, compared with $2.7 million, an increase of 214.8%.

The third quarter 2014 sales increase primarily reflected higher sales of engineered products and services of $6.0 million, which primarily reflected higher sales of marine and space manufacturing programs. Sales of energy systems increased $0.8 million while turbine engines sales decreased $0.2 million. Operating profit in the third quarter of 2014 reflected the impact of higher sales and included pension income of $0.4 million compared with $1.7 million of pension expense. The third quarter of 2013 included $2.7 million in severance and facility consolidation expenses.

Additional Financial Information
Cash Flow
Cash provided by operating activities was $79.2 million for the third quarter of 2014, compared with $49.5 million. The higher cash provided by operating activities in the third quarter of 2014 reflected the impact of higher net income, the timing of accounts receivable collections, lower payments for severance and facility consolidation expenses, partially offset by higher income tax payments. Free cash flow (cash provided by operating activities less capital expenditures) was $70.1 million for the third quarter of 2014, compared with $31.8 million and reflected higher cash provided by operating activities and lower capital expenditures. At September 28, 2014, total debt was $577.8 million, which included $100.0 million drawn on the $750.0 million credit facility. In September the company priced $125.0 million senior unsecured notes with an average fixed rate of 2.97%. The senior unsecured notes, which are expected to be issued in December 2014 subject to customary closing conditions, will consist of $30.0 million of 2.61% senior unsecured notes due December 4, 2019, and $95.0 million of 3.09% senior unsecured notes due December 6, 2021. Cash and cash equivalents were $125.8 million at September 28, 2014. The company received $1.0 million from the exercise of stock options in the third quarter of 2014, compared with $2.8 million. Capital expenditures for the third quarter of 2014 were $9.1 million, compared with $17.7 million. Depreciation and amortization expense for the third quarter of 2014 was $23.5 million, compared with $23.1 million. In September the company entered into a $101.6 million accelerated share repurchase agreement to repurchase 1,030,000 shares of its common stock.  In the third quarter of 2014, including the amount advanced under the accelerated share repurchase agreement, the company used $111.0 million to repurchase 1,026,324 shares of its common stock, of which 927,000 shares were repurchased under the accelerated share repurchase agreement.  The average price paid per share for the 1,026,324 shares of common stock repurchased was $98.23 per share. On August 18, 2014, a subsidiary of Teledyne acquired the assets of Atlas Hydrographic GmbH for $5.2 million. In the third quarter, the company announced  an agreement to acquire all of the outstanding common shares of Bolt Technology Corporation (“Bolt”) for $22.00 per share payable in cash. The aggregate value for the transaction is approximately $171.1 million, excluding transaction costs and taking into account Bolt’s stock options, other liabilities and net cash as of June 30, 2014. The transaction is expected to close in November 2014, subject to customary closing conditions.

Free Cash Flow (a)	Third Quarter
(in millions, brackets indicate use of funds)	2014	2013
Cash provided by operating activities	$79.2	$49.5
Capital expenditures for property, plant and equipment	(9.1)	(17.7)
Free cash flow	$70.1	$31.8
(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.

Pension
Pension income was $0.3 million for the third quarter of 2014 compared with pension expense of $4.3 million. The change to pension income in 2014 from pension expense in 2013 primarily reflected the impact of using a 5.4% discount rate to determine the benefit obligation for the domestic plan in 2014 compared with a 4.4% discount rate used in 2013. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $3.4 million for the third quarter of 2014 compared with $3.6 million. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

Income Taxes
The effective tax rate for the third quarter of 2014 was 19.2% compared with 0.6%. The third quarter of 2014 reflected net tax benefits for discrete items of $6.1 million compared with $11.6 million. Excluding the net tax benefits for discrete items in both periods the effective tax rates would have been 28.1% and 25.2% for the third quarter of 2014 and 2013, respectively. The higher effective tax rate in the third quarter of 2014, compared with the third quarter of 2013, primarily reflected lower research and development tax credits in 2014.

Stock Option Compensation Expense
For the third quarter of 2014, the company recorded a total of $3.9 million in stock option expense, of which $2.7 million was recorded in the operating segment results and $1.2 million was recorded as corporate expense. For the third quarter of 2013, the company recorded a total of $3.0 million in stock option expense, of which $2.0 million was recorded in the operating segment results and $1.0 million was recorded as corporate expense.

Other
Interest expense, net of interest income, was $4.6 million for the third quarter of 2014, compared with $5.1 million, and primarily reflected lower average debt levels. Corporate expense was $10.6 million for the third quarter of 2014, compared with $10.4 million. Other income and expense was $1.8 million of expense for the third quarter of 2014 and included accruals for legal matters of $1.6 million.

Outlook
Based on its current outlook, the company’s management believes that fourth quarter 2014 earnings per diluted share will be in the range of approximately $1.35 to $1.39 and the full year 2014 earnings per diluted share outlook is expected to be in the range of approximately $5.49 to $5.53, an increase from the prior outlook of $5.31 to $5.35. The company’s effective tax rate for 2014 is expected to be 28.5%, before discrete items.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, acquisitions, product sales, capital expenditures, pension matters, stock option compensation expense, stock repurchases, interest expense, severance, facility consolidation and environmental remediation costs, taxes, and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.

Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; and cuts to defense spending resulting from future deficit reduction measures, including potential automatic cuts to defense spending that have been triggered by the Budget Control Act of 2011 as amended by the Bipartisan Budget Act of 2013. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could negatively affect the company’s businesses that supply the oil and gas industry. In addition, financial market fluctuations affect the value of the company’s pension assets.

Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions and realignment in defense or other government spending and further changes in programs in which the company participates.

While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.

While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.

Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2013 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.

A live webcast of Teledyne’s third quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, October 23, 2014. To access the call, go to www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Thursday, October 23, 2014.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
SEPTEMBER 28, 2014 AND SEPTEMBER 29, 2013
(Unaudited - in millions, except per share amounts)

	Third Quarter	Third Quarter	Nine Months	Nine Months
	2014	2013	2014	2013
Net sales	$601.1	$571.6	$1,771.7	$1,742.0
Costs and expenses:
Costs of sales	375.4	369.0	1,095.5	1,118.0
Selling, general and administrative expenses	151.4	149.6	461.6	447.2
Total costs and expenses	526.8	518.6	1,557.1	1,565.2
Operating income	74.3	53.0	214.6	176.8
Other income/(expense), net	(1.8)	(0.7)	7.0	(1.2)
Interest and debt expense, net	(4.6)	(5.1)	(13.9)	(15.6)
Income before income taxes	67.9	47.2	207.7	160.0
Provision for income taxes	13.0	0.3	51.0	30.0
Net income	54.9	46.9	156.7	130.0
Noncontrolling interest	0.7	(0.1)	0.8	0.1
Net income attributable to Teledyne	$55.6	$46.8	$157.5	$130.1
Diluted earnings per common share	$1.47	$1.23	$4.13	$3.42
Weighted average diluted common shares outstanding	37.8	38.1	38.1	38.0

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
SEPTEMBER 28, 2014 AND SEPTEMBER 29, 2013
(Unaudited - in millions)

	Third Quarter	Third Quarter	% Change	Nine Months	Nine Months	% Change
	2014	2013		2014	2013
Net sales:
Instrumentation	$280.4	$256.6	9.3%	$815.9	$747.0	9.2%
Digital Imaging	95.6	105.2	(9.1)%	301.2	311.9	(3.4)%
Aerospace and Defense Electronics	151.8	143.1	6.1%	457.3	475.7	(3.9)%
Engineered Systems	73.3	66.7	9.9%	197.3	207.4	(4.9)%
Total net sales	$601.1	$571.6	5.2%	$1,771.7	$1,742.0	1.7%
Segment operating profit:
Instrumentation	$46.9	$39.9	17.5%	$128.2	$117.6	9.0%
Digital Imaging	7.9	11.5	(31.3)%	29.3	24.6	19.1%
Aerospace and Defense Electronics	21.6	9.3	132.3%	68.3	50.1	36.3%
Engineered Systems	8.5	2.7	214.8%	21.4	14.8	44.6%
Segment operating profit	84.9	63.4	33.9%	247.2	207.1	19.4%
Corporate expense	(10.6)	(10.4)	1.9%	(32.6)	(30.3)	7.6%
Operating income	74.3	53.0	40.2%	214.6	176.8	21.4%
Other income/(expense), net	(1.8)	(0.7)	157.1%	7.0	(1.2)	*
Interest and debt expense, net	(4.6)	(5.1)	(9.8)%	(13.9)	(15.6)	(10.9)%
Income before income taxes	67.9	47.2	43.9%	207.7	160.0	29.8%
Provision for income taxes	13.0	0.3	*	51.0	30.0	70.0%
Net income	54.9	46.9	17.1%	156.7	130.0	20.5%
Noncontrolling interest	0.7	(0.1)	*	0.8	0.1	*
Net income attributable to Teledyne	$55.6	$46.8	18.8%	$157.5	$130.1	21.1%
*     not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS
(Current period unaudited – in millions)

	September 28, 2014	December 29, 2013
ASSETS
Cash and cash equivalents	$125.8	$66.0
Accounts receivable, net	374.4	378.0
Inventories, net	310.9	294.3
Prepaid expenses and other current assets	66.6	60.8
Total current assets	877.7	799.1
Property, plant and equipment, net	335.1	357.7
Goodwill and acquired intangible assets, net	1,272.5	1,308.7
Prepaid pension asset	238.6	222.0
Other assets, net	69.0	63.6
Total assets	$2,792.9	$2,751.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$147.9	$147.5
Accrued liabilities	268.9	267.1
Current portion of long-term debt and capital leases	85.0	3.5
Total current liabilities	501.8	418.1
Long-term debt and capital lease obligations	492.8	549.0
Other long-term liabilities	260.6	265.3
Total liabilities	1,255.2	1,232.4
Total stockholders’ equity	1,537.7	1,518.7
Total liabilities and stockholders’ equity	$2,792.9	$2,751.1